                                                                    EXHIBIT 99.1

                                     [LOGO]

Contacts:
Larry G. Stambaugh                                  Ethan Denkensohn (Investors)
Chairman, President and CEO                         Kathy Jones, Ph.D. (Media)
Dale A. Sander                                      Burns McClellan
Chief Financial Officer                             (212) 213-0006
(858) 453-4040


                         MAXIM PHARMACEUTICALS COMPLETES
                          ACQUISITION OF CYTOVIA, INC.

San Diego, CA, June 20, 2000 - Maxim Pharmaceuticals (Nasdaq NM: MAXM, SSE:
MAXM) announced that it has completed its acquisition of Cytovia, Inc., a privately held biopharmaceutical research company focused on the discovery and development of apoptosis inhibitors and activators, novel drugs that modulate programmed cell death. Cytovia's technology base includes proprietary drug candidates in the areas of oncology, oral mucositis and cardiovascular disease, and a proprietary high-throughput screening process for other apoptosis-targeted drug candidates.

Under the terms of the acquisition, Maxim will issue approximately 1.5 million shares of its common stock, or seven percent of its total post-transaction shares outstanding, to the former shareholders of Cytovia. These common shares are being issued in a private transaction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Maxim is obligated under the terms of the acquisition to file a registration statement within 30 days to allow resale of the common stock. However, Cytovia's shareholders have entered into a lock-up agreement that prevents them from currently selling any of the Maxim common stock received in this acquisition. After three months, 25 percent of these shares are released from the lock up agreement, and an additional 25 percent are released at the end of each subsequent three-month period.

 "Over the last several weeks we have begun integrating Cytovia's portfolio of drug candidates into our clinical development strategy, and look forward to adding their product opportunities to our commercial pipeline" said Larry Stambaugh, Maxim's Chairman and Chief Executive Officer. "The management team from Cytovia, and their highly qualified research personnel, have both added capabilities to Maxim that will be important as we expand our drug discovery and development efforts."

CYTOVIA OVERVIEW

Cytovia is a San Diego-based biomedical research company focused on the discovery and development of small-molecule inhibitors and activators of caspases. Caspases are key enzymes that modulate and carry out the cellular signaling pathways involved in programmed cell death,

June 20, 2000
Page 2


also known as apoptosis. Compounds that can either inhibit caspases or induce caspases may form the basis for important new drugs for a wide variety of disease targets.

Cytovia has developed a proprietary high-throughput screening system that is targeted to discovery of both caspase inhibitors and activators. The high-throughput screening technology has generated a pipeline of new drug candidates, including several compounds that have undergone IN VITRO and IN VIVO testing. One of the drug candidates is a caspase activator that has shown favorable results in preclinical models of drug resistant cancers. Two other drug candidates are caspase inhibitors, one of which has been shown to be active in preclinical models of oral mucositis. The other caspase inhibitor has been shown to afford protection of the heart muscle following an ischemic event such as myocardial infarction, and ischemia/reperfusion injury. This compound has also been shown to be highly active in preclinical models of acute liver failure associated with hepatitis, as well as in models of sepsis and stroke.

MAXIM OVERVIEW

Maxim Pharmaceuticals is a late-stage pharmaceutical company developing advanced drugs and therapies for cancer and infectious diseases. The U.S. Phase III trial of the Company's lead drug candidate MAXAMINE-Registered Trademark- (histamine dihydrochloride) for the treatment of malignant melanoma was completed in March 2000 and the Company plans to file its NDA for the Phase III study in the summer of 2000. MAXAMINE is also currently being tested in two additional Phase III cancer clinical trials in 12 countries for malignant melanoma and acute myelogenous leukemia. Phase II trials of MAXAMINE are also underway for the treatment of hepatitis C and advanced renal cell carcinoma. MAXAMINE is designed to be safely administered by patients in their own homes, and more than 1,000 patients have been treated in completed and ongoing clinical trials. The Company is also developing MAXDERM-TM-, for the treatment of medical conditions for which topical therapy is appropriate such as oral mucositis, herpes, decubitus ulcers, shingles, burns and related conditions. The Company expects to commercialize its technologies through a combination of in-house development and collaborative agreements with pharmaceutical companies.

THIS NEWS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. SUCH FORWARD-LOOKING STATEMENTS INCLUDE STATEMENTS REGARDING THE EFFICACY AND INTENDED UTILIZATION OF MAXAMINE, MAXDERM AND CYTOVIA'S COMPOUNDS, AND REGARDING THE COMPANY'S CLINICAL TRIALS. SUCH STATEMENTS ARE ONLY PREDICTIONS AND THE COMPANY'S ACTUAL RESULTS MAY DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS. FACTORS THAT MAY CAUSE SUCH DIFFERENCES INCLUDE THE RISK THAT PRODUCTS THAT APPEARED PROMISING IN EARLY RESEARCH AND CLINICAL TRIALS DO NOT DEMONSTRATE SAFETY OR EFFICACY IN LARGER-SCALE CLINICAL TRIALS AND THE RISK THAT THE COMPANY WILL NOT OBTAIN APPROVAL TO MARKET ITS PRODUCTS. ADDITIONAL FACTORS INCLUDE UNCERTAINTIES RELATED TO THE INTEGRATION OF CYTOVIA'S OPERATIONS AND PERSONNEL WITH THOSE OF THE COMPANY, AND THE RISK THAT THE COMPANY MAY NOT REALIZE THE ANTICIPATED BENEFITS FROM THE ACQUISITION. THESE FACTORS AND OTHERS ARE MORE FULLY DISCUSSED IN THE COMPANY'S PERIODIC REPORTS AND OTHER FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

Note: Maxamine-Registered Trademark-, Maxamine Therapy-TM-, MaxDerm-TM-, and the
      Maxim logo are trademarks of the Company.

Editor's Note: This release is also available on the Internet at:
               http://www.maxim.com